180 DEGREE CAPITAL CORP. NOTES INCLUSION OF MATTHEW F. MCLAUGHLIN
AS A NOMINEE FOR THE BOARD OF DIRECTORS OF COMSCORE, INC.

April 18, 2024 – Montclair, NJ – 180 Degree Capital Corp. (NASDAQ: TURN) (“180 Degree Capital”) today noted the filing of a proxy statement by comScore, Inc. (“SCOR”) that includes Matthew F. McLaughlin as a nominee for election to SCOR’s Board of Directors at its upcoming 2024 Annual Meeting of Stockholders (the “Annual Meeting”). In conjunction with this filing, 180 Degree Capital formally withdrew its nomination of Mr. McLaughlin as well as its proposal to declassify SCOR’s Board of Directors.

“Once again, we commend SCOR’s Board for reaching this conclusion and avoiding the need for a competitive proxy contest,” said Kevin M. Rendino, Chief Executive Officer of 180 Degree Capital. “We believe Matt will have a meaningful impact on value creation for all stakeholders at SCOR. We encourage SCOR to find ways to allow Matt to start making an impact even before the Annual Meeting as there are no shortage of areas where we think he can provide immediate value. Since the current capital structure was put in place in March 2021, and despite meaningful improvements in the business, SCOR’s stock price is down 75%. We ask the Board, as mentioned in our prior release and past letters, to immediately take actions to address these outstanding impediments to value creation including SCOR’s capital structure, the company’s data license contract with its preferred stockholder, Charter Communications, and supporting management’s efforts to run SCOR’s business in a more efficient, profitable manner than it has in its history. The time for action is now.”

“We would also like to extend our appreciation to Matt for his interest in working with us on this effort to seek change in SCOR’s corporate governance,” added Daniel B. Wolfe, President of 180 Degree Capital. “With this filing by SCOR, we have now disbanded our “group” for reporting purposes and look forward to interacting with Matt in his role as a member of SCOR’s Board in addition to our status as fellow stockholders of SCOR.”

About 180 Degree Capital Corp.

180 Degree Capital Corp. (“180 Degree Capital”) is a publicly traded registered closed-end fund focused on investing in and providing value-added assistance through constructive activism to what we believe are substantially undervalued small, publicly traded companies that have potential for significant turnarounds. Our goal is that the result of our constructive activism leads to a reversal in direction for the share price of these investee companies, i.e., a 180-degree turn. Detailed information about 180 Degree Capital and its holdings can be found on its website at www.180degreecapital.com.

Press Contacts:

Daniel B. Wolfe
Robert E. Bigelow
180 Degree Capital Corp.
973-746-4500
ir@180degreecapital.com

Mo Shafroth
RF Binder
morrison.shafroth@rfbinder.com

Forward-Looking Statements

This press release and the attached letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect 180 Degree Capital’s current beliefs, are based upon public information provided in many cases by comScore, Inc. (the “Company”), and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see 180 Degree Capital’s and the Company's respective securities filings filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with each business and other significant factors that could affect actual results. Except as otherwise required by federal securities laws, 180 Degree Capital undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference and link to the website www.180degreecapital.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release. 180 Degree Capital is not responsible for the contents of third-party websites.